Exhibit 3.2

Industry Canada	Form 4
Canada Business Corporation Act	ARTICLES OF AMENDMENT
(SECTION 27 OR 171)

l – Name of Corporation:	2 – Corporation No.:

DHX Media Ltd.	655881-0

3 – The Articles of Continuance (the “Articles”) of the above-named corporation are amended as follows:

(a)	to create an unlimited number of shares of a new class to be designated Preferred Variable Voting Shares by amending Schedule A of the Articles to add, following the reference to “10,000,000 Class A Preferred Shares without nominal or part value”, the phrase “an unlimited number of Preferred Variable Voting Shares” and to add at the end of Schedule A the rights, privileges, restrictions and conditions of the Preferred Variable Voting Shares as set out in Appendix 1 hereto;

(b)	to amend Schedule A of the Articles containing the rights, privileges, restrictions and conditions of the Class A Preferred Shares to replace the definition of “Qualified IPO” in Section 1.1 (t) thereof with:

“Qualified IPO” means either

(I) a firmly underwritten public offering of Common Shares in which:

(i) immediately following the closing, the Common Shares are listed for trading on the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange or the Alternative Investment Market or are quoted on the Nasdaq National Market or Nasdaq Small Cap Market;

(ii) the price per share is equal to or greater than 1.5 times the Initial Price (as adjusted for stock splits, stock consolidations, stock dividends and the like); and

(iii) either:

(A) the market capitalization of the Company immediately after the public offering is at least Cdn$40,000,000; or

(B) each Holder at the time of the public offering (other than a principal of the Company within the meaning of NP 46-201 or an associate or affiliate of a principal of the Company under NP 46-201) who was a Holder on the Issuance Date is exempt from the escrow requirements under NP 46-201; or

(II) the distribution of Common Shares to pursuant to an initial public offering led by Canaccord Capital Corporation and TD Securities Inc. as agents of the Company pursuant to which the Common Shares will be listed on the Toronto Stock Exchange and admitted for trading on the Alternative Investment Market of the London Stock Exchange by a date no later than June 15, 2006”;

(c)	to amend the minimum and maximum number of directors from “Minimum: 1 Maximum: 10” to “Minimum: 3 Maximum: 15”;

(d)	to amend Schedule A of the Articles to increase the maximum number of authorized Common Shares by replacing “90,000,000 common shares without nominal or par value” with “An unlimited number of Common Shares”;

(e)	to amend Schedule A of the Articles containing the rights, privileges, restrictions and conditions of the Class A Preferred Shares to replace Section 6.7(a) thereof with:

“12 months following the Issuance Date, the Conversion Price is adjusted by dividing the Conversion Price in effect immediately prior to such adjustment by 1.2”;

(f)	to amend Schedule A of the Articles containing the rights, privileges, restrictions and conditions of the Common Shares to delete Sections 6 to 10 inclusive thereof following the completion of a Qualified IPO as defined in Section l.l (t) of the rights, privileges, restrictions and conditions of the Class A Preferred Shares contained in Schedule A of the Articles, as amended; and

(g)	to delete reference in Schedule A of the Articles to “10,000,000 Class A Preferred Shares without nominal or par value,” and the rights, privileges, restrictions and conditions of the Class A Preferred Shares contained in Schedule A of the Articles, following the completion of the Offering and, in accordance with the Articles as amended, the subsequent automatic conversion of all outstanding Class A Preferred Shares into Common Shares.

Date:	Signature:	4 - Capacity of:

May 12, 2006		Executive Vice
President – Corporate
	/s/ David Regan	Development

Printed Name:

David Regan

APPENDIX 1

PREFERRED VARIABLE VOTING SHARES

The rights, privileges, restrictions and conditions of the Preferred Variable Voting Shares are as set out below.

ARTICLE ONE

INTERPRETATION

1.1	Definitions

For the purposes of these Preferred Variable Voting Share provisions:

“Articles” mean the Articles of Continuance of the Company.

“Board of Directors” means the board of directors of the Company.

“Canadian” means Canadian as defined in the Investment Canada Act, as amended from time to time.

“Common Shares” means Common Shares in the capital of the Company.

“Company” means DHX Media Ltd.

“Redemption Notice” has the meaning given to it in Section 6.1.

“CREST” means the paperless system in the United Kingdom operated by CRESTCo Limited whereby securities may be held and transferred in uncertificated form.

“Holder” means a holder of Preferred Variable Voting Shares.

“Offer” has the meaning given to it in Section 8.1.

“Preferred Variable Voting Shares” means Preferred Variable Voting Shares in the capital of the Company.

“Redemption Date” has the meaning given to it in Section 6.1.

“Redemption Price” has the meaning given to it in Section 6.2.

“Resident Canadians” means resident Canadians as defined in the Canada Business Corporations Act, as amended from time to time.

“Shareholder” means a shareholder of the Company.

“Shares” means all the shares in the capital of the Company to which voting rights are attached that are issued and outstanding from time to time.

“Transfer Agent” means the transfer agent in respect of the Common Shares appointed by the Company from time to time.

ARTICLE TWO

VOTING RIGHTS

2.1	Entitlement to Vote

Each Holder is entitled to receive notice of and to attend all meetings of Shareholders and to vote at such meetings.

2.2	Number of Votes as a Class

The number of votes attached to the Preferred Variable Voting Shares as a class at any meeting of Shareholders shall be equal to the greater of:

(i)	the number that is equal to 1% of the votes attached to the Shares excluding the Preferred Variable Voting Shares; and

(ii)	the number “X”, calculated on the basis of the following formula:

X = 55(B) – 100(A)

          45

where,

A = the number of votes attached to Common Shares that are owned by Canadians, as determined by the Company in accordance with Article 3; and

B = the number of votes attached to the Shares, excluding the Preferred Variable Voting Shares.

2.3	Number of Votes per Preferred Variable Voting Share

The number of votes per Preferred Variable Voting Share shall be equal to the number of votes attached to the Preferred Variable Voting Shares as a class as determined pursuant to Section 2.2 divided by the number of issued and outstanding Preferred Variable Voting Shares, including any fraction of a vote per Preferred Variable Voting Share determined in accordance with the foregoing.

2.4	Press Release

If the number of votes attaching to the Preferred Variable Voting Shares as a class determined in accordance with Section 2.2 exceed the number that is equal to 1% of the aggregate number of votes attached to the Shares excluding the Preferred Variable Voting Shares then the Company shall thereafter, not less than 10 days before each meeting of Shareholders, issue a press release disclosing the number of votes attaching to the Preferred Variable Voting Shares as a class.

2.5	No Dissent or Class Votes

Holders shall not be entitled to vote separately as a class or to dissent upon a proposal to amend the Articles:

(i)	to increase or decrease the maximum number of authorized Preferred Variable Voting Shares or to increase the maximum number of authorized shares of any class other than the Preferred Variable Voting Shares having rights or privileges equal or superior to the Preferred Variable Voting Shares;

(d)	(ii) to effect an exchange, reclassification or cancellation of all or part of the Preferred Variable Voting Shares; or

(e)	(iii) to create a new class of shares equal or superior to the Preferred Variable Voting Shares.

ARTICLE THREE

MONITORING OF CANADIAN CONTROL

3.1	Company to Monitor Canadian Control

(a)	The Company shall, not less than 25 days before each meeting of Shareholders, undertake inquiries or instruct the Transfer Agent to undertake inquires of the holders of Common Shares and CREST depository interests held by brokers and other market intermediaries as to the level of Canadian ownership of Common Shares or depositary interests representing entitlement to the underlying Common Shares in their respective accounts.

(b)	If no response to an inquiry made in accordance with Section 3.l (a) is received from a broker or other market intermediary before the date that is 15 days before the date of the meeting of Shareholders, then the Common Shares or depositary interests held by that broker or other market intermediary shall be deemed to be owned by non-Canadians.

(c)	If a Common Share is owned by one or more persons jointly and one such person is non-Canadian then such Common Share, for the purpose of monitoring Canadian control of the Company, shall be deemed to be owned by such person who is non-Canadian.

ARTICLE FOUR

DIVIDENDS

4.1	No Entitlement to Dividends

Holders, as Holders, are not entitled to receive dividends.

ARTICLE FIVE

LIQUIDATION PREFERENCE

5.1	Payment on Liquidation Event

(a)	In the event of the liquidation, dissolution or winding-up of the Company, Holders are entitled, in preference to holders of Common Shares or any shares of a class ranking junior to the Preferred Variable Voting Shares, to be paid out of the assets of the Company available for distribution to holders of shares in the capital of the Company, an amount equal to one/one millionth of a cent per share (the “Preferential Amount”).

(b)	In the event that the outstanding Preferred Variable Voting Shares shall be subdivided (by stock split or otherwise), into a greater number of Preferred Variable Voting Shares, the Preferential Amount then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that the outstanding Preferred Variable Voting Shares shall be combined or consolidated by reclassification or otherwise, into a lesser number of Preferred Variable Voting Shares, the Preferential Amount then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

5.2	Insufficient Assets

If all of the assets of the Company are insufficient to permit the payment in full to Holders of the Preferential Amount, then the assets of the Company available for such distribution are to be distributed rateably among Holders, pari passu, in proportion to the full Preferential Amount each such Holder is otherwise entitled to receive.

5.3	Remaining Assets

After the Preferential Amount has been paid in full to Holders, or funds necessary for such payment have been set aside by the Company in trust for the exclusive benefit of such Holders so as to be available for such payment, any assets remaining available for distribution to holders of shares in the capital of the Company are to be distributed, subject to the rights, if any, of holders of any other class of shares to receive a portion of such remaining assets, rateably among holders of Common Shares, and Holders, as Holders, shall not be entitled to receive any amount in connection with the distribution of those remaining assets.

5.4	Preferential Amount to be Paid by Company Cheque

The Preferential Amount shall be paid to Holders by way of Company cheque.

ARTICLE SIX

REDEMPTION

6.1	Redemption at Request of Company

At any time and from time to time the Company may deliver a notice (the “Redemption Notice”) to any Holder specifying:

(i)	that the Company wishes to redeem all or part of the Preferred Variable Voting Shares; and

(ii)	the date upon which the Preferred Variable Voting Shares will be redeemed (the “Redemption Date”).

Upon the delivery of such Redemption Notice, the Company will, subject to applicable law, redeem that number of Preferred Variable Voting Shares as set out in the Redemption Notice in accordance with Section 6.3.

6.2	Redemption Price

(a)	The price payable to Holders upon a redemption of all or part of the Preferred Variable Voting Shares shall be one/one millionth of a cent per Preferred Variable Voting Share that is to be redeemed (the “Redemption Price”).

(b)	In the event that the outstanding Preferred Variable Voting Shares shall be subdivided (by stock split or otherwise), into a greater number of Preferred Variable Voting Shares, the Redemption Price then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that the outstanding Preferred Variable Voting Shares shall be combined or consolidated by reclassification or otherwise, into a lesser number of Preferred Variable Voting Shares, the Redemption Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

6.3	Redemption Mechanics

In the case of a redemption pursuant to Section 6.1:

(i)	the Company will, on the Redemption Date, deliver to each Holder who has been given a Redemption Notice a Company cheque in an amount equal to the aggregate Redemption Price for the Preferred Variable Voting Shares to be redeemed from such Holder; and

(ii)	on the Redemption Date, but subject to the receipt of the Company cheque referred to in Section 6.3(i), all of the Preferred Variable Voting Shares subject to the Redemption Notice are deemed to be immediately redeemed by the Company and, as of such time, the Holder is no longer to be the holder of such redeemed Preferred Variable Voting Shares.

ARTICLE SEVEN

ISSUE AND TRANSFER RESTRICTIONS

7.1	Holder must be Resident Canadian

The Board of Directors shall not issue, nor permit or register the transfer of, a Preferred Variable Voting Share to a person who is not a Resident Canadian and any such transfer or purported transfer by a Holder of a Preferred Variable Voting Share to a person who is not a Resident Canadian shall be null and void and not registered on the books of the Company.

7.2	Onus on Potential Transferee

A potential transferee of a Preferred Variable Voting Share has the onus of establishing, to the satisfaction of the Board of Directors in its sole discretion, that the potential transferee is a Resident Canadian.

ARTICLE EIGHT

COATTAIL PROVISION

8.1	Coattail Provision

Subject to Section 8.3, no offer that is made to one or more Holders for the purchase, directly or indirectly, for valuable consideration, whether completed in one transaction or a series of transactions, of all or part of their Preferred Variable Voting Sharers (an “Offer”) shall or may be accepted by a Holder unless and until (i) Section 7 .2 has been complied with and (ii) the person making the Offer also offers, by way of a take-over bid made to all holders of Common Shares in accordance with the Securities Act (Ontario) and any other securities legislation applicable to offers to purchase outstanding Common Shares, to purchase all of the outstanding Common Shares at a price per Common Share and on other terms and conditions as are approved by the Board of Directors.

8.2	Redemption Rights Not Affected

The fact that an Offer has been made shall not affect the right of the Company to, at any time after the Offer is made and from time to time, redeem all or part of the Preferred Variable Voting Shares in accordance with Article 6.

8.3	Transfer for No Consideration Permitted

A transfer of a Preferred Variable Voting Share that does not constitute a purchase, directly or indirectly, for valuable consideration, whether completed in one transaction or a series of transactions, of a Preferred Variable Voting Share and that is made in accordance with Article 7 shall not be subject to Section 8.1.

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